Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181502

PROSPECTUS SUPPLEMENT

DATED SEPTEMBER 14, 2012

TO

PROSPECTUS DATED MAY 31, 2012

__________________________

INSPIREMD, INC.

__________________________

This Prospectus Supplement, dated September 14, 2012 (“Supplement No. 1”), supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated May 31, 2012 (the ‘‘Prospectus’’) and should be read in conjunction with the Prospectus.

This Supplement No.1 is qualified by reference to the Prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the Prospectus.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “NSPR.OB”. On September 13, 2012, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $2.38 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of the Prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

Risk Factors

The following risk factor is inserted on page 5 of the Prospectus under the subheading “Risks Related to Our Business”:

The report of our independent auditors contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Because we have had recurring losses and negative cash flows from operating activities and have significant future commitments, the report of Kesselman & Kesselman, our independent auditors, with respect to our financial statements at June 30, 2012, December 31, 2011 and 2010, and for the six month period ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009, contains an explanatory paragraph as to our potential inability to continue as a going concern. This opinion indicates that our auditors believe that substantial doubt exists regarding our ability to remain in business. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

Selling Stockholders

The following amends and restates the table under the section entitled “Selling Stockholder” of the Prospectus with respect to the stockholders listed on the table below, to (i) reflect the fact that the shares being offered include both shares of common stock issuable upon the exercise of warrants and the conversion of debentures and (ii) account for transfers of shares listed in such table that InspireMD, Inc. is aware of since the date of the Prospectus. Such transfers are as follows:

•	on May 25, 2012, Endicott Management Partners, LLC transferred warrants to purchase 83,333 shares of common stock of InspireMD, Inc. at an exercise price of $1.80 per share to Eisenberg Family Foundation

•	on June 21, 2012, Harborview Master Fund, L.P. transferred warrants to purchase 50,000 shares of common stock of InspireMD, Inc. at an exercise price of $1.23 per share to Genesis Asset Opportunity Fund LP;

•	on June 21, 2012, David Stefansky transferred warrants to purchase 25,000 shares of common stock of InspireMD, Inc. at an exercise price of $1.50 per share to Genesis Asset Opportunity Fund LP;

•	on June 27, 2012, The Corbran LLC transferred warrants to purchase 25,000 shares of common stock of InspireMD, Inc. at an exercise price of $1.50 per share to Genesis Asset Opportunity Fund LP;

•	on September 10, 2012, Genesis Asset Opportunity Fund LP transferred warrants to purchase 55,000 shares of common stock of InspireMD, Inc. at an exercise price of $1.23 per share to PI Financial Corp.;

•	on September 12, 2012, Genesis Asset Opportunity Fund LP transferred warrants to purchase 45,000 shares of common stock of InspireMD, Inc. at an exercise price of $1.23 per share to PI Financial Corp.;

•	on September 13, 2012, Genesis Asset Opportunity Fund LP transferred warrants to purchase 45,500 shares of common stock of InspireMD, Inc. at an exercise price of $1.23 per share to PI Financial Corp; and

•	on September 14, 2012, Genesis Asset Opportunity Fund LP transferred warrants to purchase 24,500 shares of common stock of InspireMD, Inc. at an exercise price of $1.23 per share to PI Financial Corp.

The table, therefore, is amended and restated as follows in order to (i) correct the footnote disclosure in the column labeled “number of shares offered” to reflect the fact that the shares being offered include both shares of common stock issuable upon the exercise of warrants and the conversion of debentures, (ii) update the holdings of Harborview Master Fund, L.P., David Stefansky, The Corbran LLC, Genesis Asset Opportunity Fund LP, Endicott Management Partners, LLC and Eisenberg Family Foundation, and (iii) add PI Financial Corp. as a Selling Stockholder:

	Ownership Before Offering			Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered (1)	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Platinum Partners Value Arbitrage Fund LP (2)	3,435,000	(3)	900,000	2,535,000	(4)	3.7%
Osiris Investment Partners, L.P. (5)	2,000,000	(6)	600,000	1,400,000	(7)	2.1%
Allan Pasternack	50,000	(8)	15,000	35,000	(9)	*
Leon Frenkel	200,000	(10)	60,000	140,000	(11)	*
CNH Diversified Opportunities Master Account, L.P. (12)	10,698	(13)	3,209	7,489	(14)	*
Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio (15)	17,664	(16)	5,299	12,365	(17)	*
AQR Opportunistic Premium Offshore Fund, L.P. (18)	17,904	(19)	5,371	12,533	(20)	*
AQR Funds – AQR Diversified Arbitrage Fund (21)	203,734	(22)	61,120	142,614	(23)	*
Joseph Kazarnovsky	360,000	(24)	108,000	252,000	(25)	*
Fame Associates (26)	250,000	(27)	75,000	175,000	(28)	*
American European Insurance Co. (29)	300,000	(30)	90,000	210,000	(31)	*
Harborview Value Master Fund L.P. (32)	625,000	(33)	165,000	460,000	(34)	*
The Corbran LLC (35)	1,427,529	(36)	600,000	827,259	(37)	1.2%
David Stefansky (38)	1,746,197	(39)	720,000	1,026,147	(40)	1.6%
Endicott Management Partners, LLC (41)	2,692,159	(42)	1,250,000	1,442,159	(43)	2.1%
Ralph Rieder	80,000	(44)	24,000	56,000	(45)	*
Harmony Finance Holdings Ltd. (46)	100,000	(47)	30,000	70,000	(48)	*
Alan Kneller	15,000	(49)	4,500	10,500	(50)	*
Alpha Capital Anstalt (51)	1,025,000	(52)	300,000	725,000	(53)	1.1%
Fortis Business Holdings, LLC (54)	100,000	(55)	30,000	70,000	(56)	*
Gedalya Shai	50,000	(57)	15,000	35,000	(58)	*
Sandor Capital Master Fund, L.P. (59)	492,000	(60)	135,000	357,000	(61)	*
Lev Michael	40,000	(62)	12,000	28,000	(63)	*
Shmuel and Serena Fuchs Foundation (64)	115,000	(65)	30,000	85,000	(66)	*
RPSMSS, LLC (67)	325,000	(68)	90,000	235,000	(69)	*
Petr Gukovskiy	200,000	(70)	60,000	140,000	(71)	*
LR Holdings Associates (72)	50,000	(73)	15,000	35,000	(74)	*
Seth Padowitz	36,000	(75)	10,800	25,200	(76)	*
Gary and Jane Klopfer	400,000	(77)	120,000	280,000	(78)	*
Ronald A. Durando	25,000	(79)	7,500	17,500	(80)	*
Palladium Capital Advisors, LLC (81)	258,842	(82)	248,915	9,927	(83)	*
Reinder Hogeboom	50,000	(84)	15,000	35,000	(85)	*
Moishe Hartstein (86)	294,205	(87)	264,784	29,421	(88)	*
Abraham Biderman	8,500	(89)	7,650	850	(90)	*
Jeffrey Frank	3,315	(91)	2,983	332	(92)	*
The Benchmark Company, LLC (93)	46,340	(94)	45,456	884	(95)	*
William Odenthal	22,445	(96)	21,450	995	(97)	*
Cato Capital LLC (98)	6,667	(99)	6,000	667	(100)	*
Eisenberg Family Foundation (101)	299,999	(102)	239,999	60,000	(103)	*
Hermitage Capital Management (104)	6,667	(105)	6,667	0		-
Arvest Privatbank AG (106)	160,526	(107)	160,526	0		-
Harborview Master Fund, L.P. (108)	1,366	(109)	1,366	0		-
Genesis Asset Opportunity Fund LP (110)	2,726,529	(111)	2,726,529	0		-
Genesis Opportunity Fund LP (112)	4,187,234	(113)	4,187,234	0		-
HUG Funding LLC (114)	1,296,049	(115)	1,296,049	0		-
Ayer Capital Partners Master Fund, L.P. (116)	3,246,602	(117)	3,246,602	0		-
Ayer Capital Partners Kestrel Fund, LP (118)	64,304	(119)	64,304	0		-
Epworth – Ayer Capital (120)	178,456	(121)	178,456	0		-
Oppenheimer & Co. Inc. (122)	113,070	(123)	113,070	0		-
JMP Securities LLC (124)	39,666	(125)	39,666	0		-
PI Financial Corp. (126)	170,000	(127)	170,000	0		-

*Less than 1%

(1) Number of shares offered represents number of shares of common stock issuable upon the exercise of warrants or the conversion of debentures.

(2) Platinum Management (NY) LLC is the general partner of Platinum Partners Value Arbitrage Fund LP. Platinum Partners Value Arbitrage Fund LP has sole voting and dispositive power over the securities held for the account of this selling stockholder. Mark Nordlicht has the sole voting and investment power over the securities beneficially owned or that may be purchased by Platinum Partners Value Arbitrage Fund LP.

(3) Includes 1,000,000 shares of common stock issuable upon the exercise of warrants.

(4) Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(5) Paul Stuka, Principal and Managing Member, has voting and dispositive power over the securities held for the account of this selling stockholder. Mr. Stuka disclaims beneficial ownership of these securities.

(6) Includes 666,667 shares of common stock issuable upon the exercise of warrants.

(7) Includes 66,667 shares of common stock issuable upon the exercise of warrants.

(8) Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(9) Includes 1,667 shares of common stock issuable upon the exercise of warrants.

(10) Includes 66,667 shares of common stock issuable upon the exercise of warrants.

(11) Includes 6,667 shares of common stock issuable upon the exercise of warrants.

(12) CNH Partners, LLC, as the advisor of CNH Diversified Opportunities Master Account, L.P., has voting and dispositive power over the securities held for the account of this selling stockholder. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell, and accordingly, both Mr. Pulvino and Mr. Mitchell may each be deemed to share voting and dispositive power over the securities owned by CNH Diversified Opportunities Master Account, L.P.

(13) Includes 3,566 shares of common stock issuable upon the exercise of warrants.

(14) Includes 357 shares of common stock issuable upon the exercise of warrants.

(15) Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio is an affiliate of Prudential Investment Management Services LLC and Prudential Annuities Distributors, Inc., both of whom are broker-dealers registered under Section 15 of the Exchange Act. CNH Partners, LLC, as the sub-advisor of Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio, has discretionary voting and dispositive power over the securities held for the account of this selling stockholder. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell, and accordingly, both Mr. Pulvino and Mr. Mitchell may be deemed to share voting and dispositive power over the securities owned by Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio.  These securities were purchased by Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio in the ordinary course of business, and at the time of the time of transfer, Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(16) Includes 5,888 shares of common stock issuable upon the exercise of warrants.

(17) Includes 589 shares of common stock issuable upon the exercise of warrants.

(18) CNH Partners, LLC, as the sub-advisor of AQR Opportunistic Premium Offshore, L.P., has discretionary voting and dispositive power over the securities held for the account of this selling stockholder. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell, and accordingly, both Mr. Pulvino and Mr. Mitchell may be deemed to share voting and dispositive power over the securities owned by AQR Opportunistic Premium Offshore Fund, L.P.

(19) Includes 5,968 shares of common stock issuable upon the exercise of warrants.

(20) Includes 597 shares of common stock issuable upon the exercise of warrants.

(21) CNH Partners, LLC, as the sub-advisor of AQR Funds — AQR Diversified Arbitrage Fund, has discretionary voting and dispositive power over the securities held for the account of this selling stockholder. CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell, and accordingly, both Mr. Pulvino and Mr. Mitchell may be deemed to share voting and dispositive power over the securities owned by AQR Funds — AQR Diversified Arbitrage Fund.

(22) Includes 67,911 shares of common stock issuable upon the exercise of warrants.

(23) Includes 6,791 shares of common stock issuable upon the exercise of warrants.

(24) Includes 120,000 shares of common stock issuable upon the exercise of warrants.

(25) Includes 12,000 shares of common stock issuable upon the exercise of warrants.

(26) Abraham Fruchthandler, general partner of Fame Associates, has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(27) Includes 83,333 shares of common stock issuable upon the exercise of warrants.

(28) Includes 8,333 shares of common stock issuable upon the exercise of warrants.

(29) Nachum Stein has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(30) Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(31) Includes 10,000 shares of common stock issuable upon the exercise of warrants.

(32) Harborview Advisors LLC is the general partner of Harborview Value Master Fund, L.P. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have shared voting and dispositive power over the securities held by Harborview Value Master Fund, LP. Mr. Rosenblum and Mr. Stefansky disclaim beneficial ownership of such securities.

(33) Includes 183,333 shares of common stock issuable upon the exercise of warrants.

(34) Includes 18,333 shares of common stock issuable upon the exercise of warrants.

(35) Richard Rosenblum exercises sole voting and dispositive power over the securities held for the account of this selling stockholder.  The Corbran LLC provided us with advisory consulting services in connection with the structuring of our share exchange transactions.  In consideration for such services, we issued The Corbran LLC a five-year warrant to purchase up to 625,000 shares of common stock at an exercise price of $1.50 per share.

(36) Includes 600,000 shares of common stock issuable upon the exercise of warrants.

(37) Includes no shares of common stock issuable upon the exercise of warrants.

(38) David Stefansky provided us with advisory consulting services in connection with the structuring of our share exchange transactions.  In consideration for such services, we issued David Stefansky a five-year warrant to purchase up 625,000 shares of common stock at an exercise price of $1.50 per share.

(39) Includes 733,333 shares of common stock issuable upon the exercise of warrants.

(40) Includes 13,333 shares of common stock issuable upon the exercise of warrants.

(41) Ken Londoner exercises sole voting and dispositive power over the securities held for the account of this selling stockholder.  Endicott Management Partners, LLC provided us with advisory consulting services in connection with the structuring of our share exchange transactions.  In consideration for such services, we issued Endicott Management Partners, LLC a five-year warrant to purchase up to 1,250,000 shares of common stock at an exercise price of $1.50 per share.

(42) Includes 1,250,000 shares of common stock issuable upon the exercise of warrants and 93,000 shares of common stock held by Ken Londoner.

(43) Includes 93,000 shares of common stock held by Ken Londoner.

(44) Includes 26,667 shares of common stock issuable upon the exercise of warrants.

(45) Includes 2,667 shares of common stock issuable upon the exercise of warrants.

(46) Independent Management Inc., as the sole director of Harmony Finance Holdings Ltd., has discretionary voting and dispositive power over the securities held for the account of this selling stockholder. Independent Management Inc. is controlled by Sean Breslin and Meral Baruh, who may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(47) Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(48) Includes 3,333 shares of common stock issuable upon the exercise of warrants.

(49) Includes 5,000 shares of common stock issuable upon the exercise of warrants.

(50) Includes 500 shares of common stock issuable upon the exercise of warrants.

(51) Konrad Ackemann exercises sole voting and dispositive power over the securities held for the account of this selling stockholder.

(52) Includes 333,333 shares of common stock issuable upon the exercise of warrants.

(53) Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(54) Louis, Joel, and Sarah Kestenbaum have voting power of Fortis Business Holdings, LLC. Louis Kestenbaum, Margaret Kestenbaum, Joel Kestenbaum, and Sarah Rosenfeld also claim beneficial ownership of Fortis Business Holdings, LLC’s shares.

(55) Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(56) Includes 3,333 shares of common stock issuable upon the exercise of warrants.

(57) Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(58) Includes 1,667 shares of common stock issuable upon the exercise of warrants.

(59) John S. Lemak, as manager of this security holder, has voting and dispositive power over the securities held for the account of this selling stockholder and may be deemed to be the beneficial owner of these securities.

(60) Includes 150,000 shares of common stock issuable upon the exercise of warrants.

(61) Includes 15,000 shares of common stock issuable upon the exercise of warrants.

(62) Includes 13,333 shares of common stock issuable upon the exercise of warrants.

(63) Includes 1,333 shares of common stock issuable upon the exercise of warrants.

(64) The Shmuel & Serena Fuchs Foundation is a charitable trust and the trustees are Bernard and Hanna Fuchs.

(65) Includes 33,333 shares of common stock issuable upon the exercise of warrants.

(66) Includes 3,333 shares of common stock issuable upon the exercise of warrants.

(67) Richard P. Stadtmauer exercises sole voting and dispositive power over the securities held for the account of this selling stockholder.

(68) Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(69) Includes 10,000 shares of common stock issuable upon the exercise of warrants.

(70) Includes 66,667 shares of common stock issuable upon the exercise of warrants.

(71) Includes 6,667 shares of common stock issuable upon the exercise of warrants.

(72) Leslie Rieder and Samuel J. Rieder have voting and dispositive power over the securities held for the account of this selling stockholder.

(73) Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(74) Includes 1,667 shares of common stock issuable upon the exercise of warrants.

(75) Includes 12,000 shares of common stock issuable upon the exercise of warrants.

(76) Includes 1,200 shares of common stock issuable upon the exercise of warrants.

(77) Includes 133,333 shares of common stock issuable upon the exercise of warrants.

(78) Includes 13,333 shares of common stock issuable upon the exercise of warrants.

(79) Includes 8,333 shares of common stock issuable upon the exercise of warrants.

(80) Includes 833 shares of common stock issuable upon the exercise of warrants.

(81) Palladium Capital Advisors LLC is a registered broker-dealer. Joel Padowitz is the CEO of Palladium Capital Advisors LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.  On July 18, 2010, we engaged Palladium Capital Advisors LLC to serve as our placement agent in connection with our March 31, 2011 and April 18, 2011 private placements.  In connection with such private placements, we paid Palladium Capital Advisors LLC a fee of $757,170, expenses reimbursement of $15,000 and we issued it a five-year warrant to purchase 430,740 shares of our common stock, at an initial exercise price of $1.80 per share.  Palladium Capital Advisors LLC served as one of our placement agents in connection with our private placement on April 5, 2012 and was paid a placement agent fee of $262,500 and was issued a five-year warrant to purchase up to 159,574 shares of common stock at an exercise price of $1.80 per share.

(82) All 258,842 shares of common stock are issuable upon the exercise of warrants.

(83) All 9,927 shares of common stock are issuable upon the exercise of warrants.

(84) Includes 16,667 shares of common stock issuable upon the exercise of warrants.

(85) Includes 1,667 shares of common stock issuable upon the exercise of warrants.

(86) Moishe Hartstein is an affiliate of Palladium Capital Advisors LLC, a registered broker-dealer. These securities were transferred to Mr. Hartstein by Palladium Capital Advisors LLC in the ordinary course of business, and at the time of the time of transfer, Mr. Hartstein had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(87) All 294,205 shares of common stock are issuable upon the exercise of warrants.

(88) All 29,421 shares of common stock are issuable upon the exercise of warrants.

(89) All 8,500 shares of common stock are issuable upon the exercise of warrants.

(90) All 850 shares of common stock are issuable upon the exercise of warrants.

(91) All 3,315 shares of common stock are issuable upon the exercise of warrants.

(92) All 332 shares of common stock are issuable upon the exercise of warrants.

(93) The Benchmark Company, LLC is a registered broker-dealer. Mr. Adam Gordon and Mr. Richard Messina share voting and investment power over these securities. On March 31, 2011, we engaged The Benchmark Company, LLC to provide financial advisory services and other investment banking services to us for a period of six months. In connection with this engagement, we issued to The Benchmark Company, LLC 50,000 restricted shares of our common stock and a five-year warrant to purchase 50,000 shares of our common stock, at an initial exercise price of $1.50 per share and we are obligated to pay The Benchmark Company LLC a monthly fee of $8,000 and aggregate expenses over the period of the engagement not to exceed $10,000.

(94) All 46,340 shares of common stock are issuable upon the exercise of warrants.

(95) All 884 shares of common stock are issuable upon the exercise of warrants.

(96) All 22,445 shares of common stock are issuable upon the exercise of warrants. Includes 12,500 of common stock issuable upon the exercise of warrants in the name of William Odenthal and Lisa Odenthal

(97) All 995 shares of common stock are issuable upon the exercise of warrants.

(98) Solomon Lax has voting and dispositive power over the securities held for the account of this selling stockholder.

(99) All 6,667 shares of common stock are issuable upon the exercise of warrants.

(100) All 667 shares of common stock are issuable upon the exercise of warrants.
(101) Solomon Eisenberg has voting and dispositive power over the securities held for the account of this selling stockholder.

(102) Includes 266,666 shares of common stock issuable upon the exercise of warrants.

(103) Includes 26,667 shares of common stock issuable upon the exercise of warrants.

(104) Daniel Escapa is the officer of Hermitage Holdings LLC, formerly known as Hermitage Capital Management. Hermitage Capital Management provided us with advisory consulting services in connection with our share exchange transactions. In consideration for such services, we issued Hermitage Capital Management a five-year warrant to purchase up to 6,667 shares of common stock at an exercise price of $1.80 per share.

(105) All 6,667 shares of common stock are issuable upon the exercise of warrants.

(106) Stefan Kimmel exercises sole voting and dispositive power over the securities held for the account of this selling stockholder.

(107) All 160,526 shares of common stock are issuable upon the exercise of warrants.

(108) Harborview Advisors LLC is the general partner of Harborview Master Fund, L.P. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have shared voting and dispositive power over the securities held by Harborview Master Fund, LP. Mr. Rosenblum and Mr. Stefansky disclaim beneficial ownership of such securities.

(109) All 1,366 shares of common stock are issuable upon the exercise of warrants.

(110) Genesis Capital Advisors LLC is the investment manager of Genesis Asset Opportunity Fund LP. Each of Ethan Benovitz, Daniel Saks and Jaime Hartman are managing members of Genesis Capital Advisors LLC and share voting and dispositive power over the securities held by Genesis Asset Opportunity Fund LP. Each of Ethan Benovitz, Daniel Saks and Jaime Hartman disclaim beneficial ownership of such securities.

(111) Includes 1,340,511 shares of common stock issuable upon the exercise of warrants and 1,386,018 shares of common stock issuable upon conversion of debentures.

(112) Genesis Capital Advisors LLC is the investment manager of Genesis Opportunity Fund LP. Each of Ethan Benovitz, Daniel Saks and Jaime Hartman are managing members of Genesis Capital Advisors LLC and share voting and dispositive power over the securities held by Genesis Opportunity Fund LP. Each of Ethan Benovitz, Daniel Saks and Jaime Hartman disclaim beneficial ownership of such securities.

(113) Includes 1,276,596 shares of common stock issuable upon the exercise of warrants and a maximum of 2,910,638 shares of common stock issuable upon conversion of debentures.

(114) Each of Ethan Benovitz, Daniel Saks and Jaime Hartman are managing members of HUG Funding LLC and share voting and dispositive power over the securities held by HUG Funding LLC. Each of Ethan Benovitz, Daniel Saks and Jaime Hartman disclaim beneficial ownership of such securities.

(115) Includes 395,137 shares of common stock issuable upon the exercise of warrants and 900,912 shares of common stock issuable upon conversion of debentures.

(116) Ayer Capital Management, LP is the investment manager of Ayer Capital Partners Master Fund, L.P. Jay Venkatesan is the managing member of the general partner of Ayer Capital Management, LP and has voting and dispositive power over the securities held by Ayer Capital Partners Master Fund, L.P. Jay Venkatesan disclaims beneficial ownership of such securities.

(117) Includes 989,818 shares of common stock issuable upon the exercise of warrants and 2,256,784 shares of common stock issuable upon conversion of debentures.

(118) Ayer Capital Management, LP is the investment manager of Ayer Capital Partners Kestrel Fund, LP. Jay Venkatesan is the managing member of the general partner of Ayer Capital Management, LP and has voting and dispositive power over the securities held by Ayer Capital Partners Kestrel Fund, LP. Jay Venkatesan disclaims beneficial ownership of such securities.

(119) Includes 19,605 shares of common stock issuable upon the exercise of warrants and 44,699 shares of common stock issuable upon conversion of debentures.

(120) Ayer Capital Management, LP is the investment manager of Epworth-Ayer Capital. Jay Venkatesan is the managing member of the general partner of Ayer Capital Management, LP and has voting and dispositive power over the securities held by Epworth-Ayer Capital. Jay Venkatesan disclaims beneficial ownership of such securities.

(121) Includes 54,407 shares of common stock issuable upon the exercise of warrants and 124,049 shares of common stock issuable upon conversion of debentures.

(122) Albert G. Lowenthal is the chairman and chief executive officer of Oppenheimer & Co, Inc. and as such has voting and dispositive power over the securities held by Oppenheimer & Co, Inc. Oppenheimer & Co, Inc. served as one of our placement agents in connection with our private placement on April 5, 2012 and was paid a placement agent fee of $434,000 and was issued a five-year warrant to purchase up to 113,070 shares of common stock at an exercise price of $1.80 per share.

(123) All 113,070 shares of common stock are issuable upon the exercise of warrants.

(124) Joseph A. Jolson is the chief executive officer of JMP Securities LLC and as such has voting and dispositive power over the securities held by JMP Securities LLC. JMP Securities LLC served as one of our placement agents in connection with our private placement on April 5, 2012 and was paid a placement agent fee of $152,250 and was issued a five-year warrant to purchase up to 39,666 shares of common stock at an exercise price of $1.80 per share.

(125) All 39,666 shares of common stock are issuable upon the exercise of warrants.

(126) Richard W. Thomas, as director of PI Financial Corp., has voting and dispositive power over the securities held for the account of this selling stockholder. Mr. Thomas disclaims beneficial ownership of these securities. PI Financial Corp. is a Canadian broker-dealer registered in all provinces and territories in Canada. In addition, PI Financial (US) Corp is a registered broker-dealer in the U.S. PI Financial Corp. acquired the warrants with respect to which the underlying shares of common stock have been registered for resale in the Prospectus pursuant to a private transfer from Genesis Asset Opportunity Fund LP in the ordinary course of business, and at the time of the time of transfer, PI Financial Corp. had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying these warrants.

(127) All 170,000 shares of common stock are issuable upon the exercise of warrants.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. To the extent required, any changed information will be set forth in prospectus supplements.

Please insert this Supplement No. 1 into your Prospectus and retain both this Supplement No. 1 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to 4 Menorat Hamaor St., Tel Aviv, Israel 67448, Attention: Ofir Paz, Chief Executive Officer.